EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee tNJ 07024
P.O. Box 436402t San Ysidrot CA 92143-9402
619-623-7799 t Fax 619-564-3408tstan2u@gmail.com

The firm of Stan J.H. Lee,  Certified Public Accountant,  consents to the inclusion of our report of  June 13, 2011  on the reviewed financial statements of  RJD Green  Inc.  as of  May 31, 2011  and for the 9-months period then ended  in S-1/A Amendment No 6 that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________________
Stan J.H. Lee, CPA
June 13, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey State Society of CPAs